EXHIIBT 99.1
         Contact:
            News media contact:                  Investor contact:
            Robert L. Guenther                   Thomas R. Rice
            (203) 240-1267                       (203) 728-4872


                               For Immediate Release

                       SHAWMUT NATIONAL AGREES TO ACQUIRE
                     COHASSET SAVINGS BANK FOR $16.9 MILLION

         BOSTON, Mass., and HARTFORD, Conn., March 2, 1994 - Shawmut

         National Corporation (NYSE: SNC) said that it has signed a definitive agreement to acquire Cohasset Savings Bank (NASDQ:

         CHTB) of Cohasset, Mass., for $16 in cash per fully diluted

         Cohasset share, for a total of $16.9 million.



         Joel B. Alvord, chairman and chief executive officer of Shawmut,

         said, "This acquisition neatly complements Shawmut's branch network in the attractive South Shore market of greater Boston.

         Cohasset Savings Bank has the number two share of the deposit market in Cohasset and the number three share in North Scituate.



         "For Cohasset customers, we will offer the convenience and full product menu of New England's leading bank serving consumers and small- to medium-sized businesses,"  Alvord added.


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         Shawmut Bank- Page Two


         Donald E. Bates, president and chief executive officer of

         Cohasset Savings Bank, said, "We look forward to a combination with Shawmut and believe the transaction is advantageous to both our customers and shareholders.  A combination of Cohasset

         Savings Bank's marketplace and customer relationships with

         Shawmut's banking products represents a very good business and community fit."


         Cohasset Savings Bank has $78 million in assets and two branches in Cohasset and North Scituate. The transaction is subject to various regulatory approvals and is expected to be consummated by

         September 30.



         After closing, Cohasset Savings Bank will become part of Shawmut

         Bank, N.A.  Shawmut National is a $27 billion bank holding company with dual headquarters in Boston and Hartford.  The corporation serves the financial needs of consumers, businesses,

         institutions, and state and local government through a network of more than 250 branches in Massachusetts, Connecticut, and Rhode

         Island.



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